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INVESCO Asset Management (Japan) Limited

Code of Ethics

Fundamental Liabilities and Social Responsibilities

1. We will recognize the importance of the basic liabilities and social responsibilities as an asset management company and acquire the trust of the investors by the sound business

In our Global Compliance Manual, there is a clear message that we will have to adhere to the fiduciary duties stipulated as a code of conduct. We consider that to fulfill the fiduciary duty ultimately results in the accomplishment of the fundamental liability as an asset management company. As a principle, we hereby stipulates in the manual for business operations as an investment trust management company that "In conducting the business operations, we will perform the fiduciary duties in compliance with the principle of the investment trust management company." And also in the manual for business operations as a discretionary investment management company that "In conducting the business operations, we will comply with the customer contracts and perform the fiduciary duties in compliance with the principle of the investment advisory company law." This idea reflects the specific articles of Investment

Trust Law (1) and Investment Advisory Law (2) as described below:

(1) "Funds of investors are pooled and managed as investments principally in securities,~, by a person other than such investors through the use of an investment trust~, the fruits thereof are distributed to such investors, ~" (excerpt from Article 1 of ITM Law)

(2) "An investment advisor is entrusted with the whole or any part of the authority to make investment decisions based on an analysis of the value of securities, etc., and also with the authority necessary to invest clients' assets on behalf of such client based on such investment decisions"(Section 4 of Article 2 of Investment Advisory Law)

Social Responsibilities

An asset management company collects money from the investors in general and invests and returns the money with the yields based on the fiduciaries duties. We will have to recognize the sociability and public nature of an asset management company in the financial capital market and be requested to behave ourselves based on the rigid principle and self-responsibility. This will lead to the efficient investment of the funds and contribute to the sound development of the economic society and the protection of the investors.


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INVESCO Asset Management (Japan) Limited

Compliance with the laws and regulations

2. We will comply with the related laws and regulations and fulfill the sincere and sound business operations.

COMPLIANCE

INVESVO is regulated by Investment Trust Law, Investment Advisory Law, Securities and Exchange Law, Financial Product Sales Law and other related laws and regulations. In the meanwhile as to the trades with the overseas counterparties, we are also requested to abide by the laws and regulations overseas. This is an asset management company will fulfill the social responsibilities by the compliance with the laws and regulations as well as the sound business operations.

SINCERE AND SOUND BUSINESS OPERATIONS

In compliance with not only the related laws and regulations but also the association rules and the internal rules, we will have to realize our business principle by conducting the daily operations sincerely and soundly. All directors and employees should conduct the daily operations in recognition of the above fact.

PRINCIPLE OF CONDUCT

It is important for each of us to recognize our own responsibilities and powers and understand completely the related laws and regulations as well as the internal rules and


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to implement the scheme which each of us makes the voluntary actions based on our own accord.

Every department makes the own check on a daily routines basis as the first checking function, by the independent internal auditor as the second checking function and the audit by the statutory auditor and the external accountants as the third checking function. This is the realistic checking scheme.

Violation of the laws is the most crucial risk(linked to the social responsibilities) that the management should pay attention in terms of risk management. Once the violation occurs, the management should try to grasp the issues swiftly and having the continuous contact with the related departments out of its responsibilities, and find out the reasons and settle as soon as possible and work out the countermeasures to prevent its recurrence.

Provision of the High Quality of the Asset Management Service

3 We will contribute to the development of the economic society by providing the high quality of the asset management service in compliance with the investment purpose of the investors.

PROVISION OF THE HIGH QUALITY OF THE ASSET MANAGEMENT SERVICE

The investment needs of investors are constantly increasing under the change of the current investment circumstance.

To comply with these needs, we will have to make efforts to increase investment efficiency and quality of the providing service. In terms of the investor protection, we will have to make efforts to strengthen the internal control scheme and risk management set up in line with the diversification and the complexity of the financial capital market.


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At the same time, we will have to make the correct disclosure and accountability to the investors in line with the profundity and complexity of the proposed products.

CONTRIBUTION TO THE ECONOMIC SOCIETY

One of the social roles of an asset management company is to support the economic activities of the investors. We will fulfill our social responsibilities to make best efforts to the efficient investment of the funds, the better performance to respond to the needs of the investors.

First Priority on the Customers' Interests

4 We will fulfill the fundamental responsibility to prioritize the customer's interests and conduct the proper business operations as an asset management company.

FIRST PRIORITY ON THE CUSTOMERS' INTERESTS

The high quality of the service provision is not always the better performance of the funds but the total service including other service, e.g., the efficient and correct operations, proper trade monitoring, etc. In principle, we should prioritize the customer's interests and effort to maximize their interest. We can realize the above service by the better performance of the invested funds, the efficient operations, the proper risk management, the better customer service as well as the compliance with the laws and regulations and the risk management.

PROTECTION OF CONFLICTS OF INTERESTS

As described above, for the better service provision, it is important to the better performance, the compliance with laws and regulations, the establishment of the risk management but in


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considering the maximization of the investors'interests, It is very vital to protect the conflicts of interests.

Transparent Business Operations

5. We will realize the transparent business operations by the appropriate disclosure.

IMPORTANCE OF DISCLOSURE

We can obtain the trust from the investors by the correct disclosure in order to fulfill the fundamental liabilities and the social responsibilities. We should pay attention to the sufficient and correct disclosure of the trusted assets and the corporate information which are vital for the investors' investment decision making. As to the disclosure content and method, etc., we are legally requested to be sound and correct, etc.

TRANSPARENT BUSINESS OPERATIONS

We are liable of the disclosure against the beneficiaries, Customers, investors, and the market and its accomplishment is one of our social responsibilities.

To clarify the content of the daily operations and the judgment base for the everyone, it is our responsibilities to realize the transparent business operations.


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EXCLUSION OF ANTI-SOCIAL FORCES

It is necessary to establish the pre-clearance set-up and the organization to accomplish the social responsibilities to ensure the compliance with the laws and regulations. We are exposed to the risk which we should stand firm against the anti-social forces during the daily operations. As a social member, it is very important for each of us to have the strong faith to stand firm against the anti-social forces which impairs the social order.

COUNTERMEASURES

It is very important for us to proceed the correct operations in the course of the daily operations to comply with the anti-social forces and keep the close communication with the related departments in terms of the protection of the troubles.

Just in case where we encounter the case, to make the swift contact with the related departments and recognize the alliance and cooperation with the other departments and consider the consultation to the outside police offices, etc.

ALLIANCE WITH THE OUTSIDE PARTIES

The most effective way is to stand firm against the anti-social forces. In this regard, we will have to consult with the police officers and outside legal counsels to comply with the swift


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handling. It is very important to have close communications with the police offices, legal counsels to exchange information and comply with this issue.

MONEY LAUNDERING

In accordance with Law concerning Anti-Organization Crimes to have been implemented effective February 1, 2000, the definition of the illegal earnings is more widely defined so that the regulatory reporting on the suspicious trades which used to be limited to the drug trafficking has been expanded substantially to all illegal trades(Criminal Codes, Commercial Codes, Securities and Exchange Law, Foreign Exchange Law, etc.).

It is very important for all directors and employees to recognize and pay attention that the identification of the principal and the report on the suspicious transactions are regulated and so be cautious about the money launderings.

Upon discovery of the money laundering or the case of involvement in the money laundering, immediate report to the person in charge of money laundering and regulatory report to be made accordingly dependent upon the case.


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